EXHIBIT 99.1

Educational Development Corporation Announces Unaudited Record Net Revenues for Fiscal Year 2016

TULSA, Okla., March 14, 2016 (GLOBE NEWSWIRE) -- Educational Development Corporation (“EDC”) (NASDAQ:EDUC) (http://www.edcpub.com) today reports historic record net revenues for the fiscal year ended February 29, 2016 (unaudited).

Randall White, CEO of Educational Development Corporation, announces that the Company achieved record net revenues of $63.7 million for the fiscal year ended February 29, 2016, which surpassed last year’s previous record of $32.5 million.  Both divisions of the Company had excellent net revenue results with the home business division, Usborne Books & More (UBAM) leading the way with $52.8 million compared to $21.1 million a year ago, an increase of 151%.

UBAM had an excellent year attracting new sales associates which now total over 19,600, compared to 7,800 at the end of fiscal year 2015.  This division has now posted 33 consecutive months of net revenues gains over the same month the previous year.

This unprecedented sales growth is primarily the result of eliminating sales to Amazon and wholesale accounts four years ago to support our retail accounts and our sales consultants.

Preliminary unaudited results indicate a marked increase in pre-tax earnings for the quarter and fiscal year ending February 29, 2016.  In addition, the Company had $2.4 million in orders received in February which were unable to be processed for the month due to the heavy influx of orders and will be included in results for March and the fiscal year ending February 28, 2017.  The Company has monitored the extraordinary growth in sales, which has continued in the first month of fiscal year 2017, and expect sales to exceed $110 million for fiscal year 2017.

To accommodate this escalating growth, the Company moved to our new location during the month of February, while continuing to ship product.  The Company continues to look for improved efficiencies in operations.  A new small-package processing machine is being installed today which should more than double our quantity shipped each day, allowing us to minimize our backlog.  UBAM will introduce new ecommerce and consultant software in the first fiscal quarter of 2017, which, along with new accounting software, is an investment of over $750,000.

About Educational Development Corporation
Educational Development Corporation sells children’s books, including Usborne Books and the Kane Miller line of international children’s titles through a multi-level sales organization of independent consultants, through 5,000 retail stores and over the Internet.  More than 1,600 different titles are available for children of all ages, with new additions twice per year.

Contact:
Educational Development Corporation
Randall White, (918) 622-4522